Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETED ASTERISKS “[*****]”, HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Execution Version

FUEL SALES AGREEMENT

This Fuel Sales Agreement (this “Agreement”), is entered into as of March 18, 2022 (the “Effective Date”) and is made by and between Gevo, Inc., a Delaware corporation (“Seller”) and British Airways plc, a UK registered public limited company with corporate offices located at Waterside, PO BOX 365, Harmondsworth, UB7 0GB, United Kingdom (“Buyer”). Each of Seller and Buyer is referred to herein as a “Party” and collectively are referred to herein as the “Parties.” Capitalized terms not otherwise defined in this Agreement shall have the respective meanings assigned to them in the General Terms and Conditions (as defined in Section 1.1 below).

WHEREBY THE PARTIES AGREE AS FOLLOWS

Article 1 − Scope

1.1

Subject to and in accordance with the general terms and conditions that are incorporated herein by reference and attached hereto as Annex I (the “General Terms and Conditions”), Seller agrees to sell and deliver or cause to be sold and delivered, and Buyer agrees to purchase, pay for and receive, or cause to be received, the SAF for consumption in Buyer’s Aircraft as set forth herein. As set forth in greater detail herein, Seller will deliver SAF at the applicable Off-Airport Storage Facility, where such SAF will be blended with Jet A Fuel.

1.2	In the event of an irreconcilable conflict between this Fuel Sales Agreement and its Annexes, and unless expressly stated otherwise, the following rules shall apply:

a.

This Agreement shall prevail over Annex I, save that, if Annex I addresses a topic not expressly addressed in the Agreement, then Annex I shall prevail in relation thereto and its provisions shall not be diminished by the Agreement. Subject to the foregoing, to the extent that this Agreement supplements the requirements prescribed in Annex I, no conflict shall be deemed to exist, and the provisions of this Agreement and Annex I shall be read cumulatively.

1.3	All headings and titles in this Agreement are used for editorial facilitation and shall not be interpreted as affecting or influencing the meaning, content or substance of its provisions.

1.4

All Annexes to this Agreement shall constitute an integral part hereof and shall further be subject to the terms of this Agreement. Reference to the “Agreement” shall be understood to include reference to all its Annexes, whether or not explicit mention thereto has been made in other parts of the Agreement.

Article 2 − Term and Conditions Precedent

2.1	The Start-Up Period and the Delivery Term constitute the “Term” of this Agreement.

2.2	The Start-Up Period shall be the period beginning on the Completion Date and continuing until the Commencement Date (the “Start-Up Period”).

2.3

Unless otherwise agreed in writing by the Parties, the delivery term of this Agreement shall commence on the Commencement Date and, unless sooner terminated as provided here, shall continue for a term (the “Delivery Term”) of five (5) years.

2.4	The following terms shall have the respective meanings:

(i)        “Commencement Date” means the date specified by Seller in a written notice to Buyer, furnished not less than sixty (60) days prior to such date, that Seller has determined in its reasonable discretion that Seller’s Facilities have achieved commercial operation and are able to produce and deliver SAF purchased pursuant to this Agreement. The Commencement Date shall be no earlier than 1 January 2025 unless otherwise mutually agreed by the Parties.

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(ii)        “Completion Date” means the Day that Seller determines in its reasonable discretion the Seller’s Facilities are substantially complete, all required facility testing has been completed pursuant to the relevant EPC contract, and the Seller’s Facilities are ready to be used for the production of SAF.

(iii)        “Seller’s Facilities” means one or more facilities for the production, refining and delivery of sufficient unblended SAF having a maximum CI Score of [*****] to be developed and constructed by Seller at its sole expense. Seller shall make good faith efforts to review methods of reducing the CI Score of the unblended SAF delivered hereunder. The Parties agree that the selection of the location for the Seller’s Facilities shall be the decision of the Seller, and that any and all other costs, cost differentials or other economic impact stemming from such decision shall be the responsibility of and borne entirely by the Seller.

2.5

Notwithstanding anything to the contrary herein, Seller shall not be obligated to deliver any SAF under this Agreement unless and until all of the Conditions Precedent set forth in this Section 2.5 (the “Conditions Precedent”) shall have been satisfied (or waived with prior agreement in writing with Buyer), as determined by Seller in its sole discretion. Thereafter, Seller shall be obliged to deliver the SAF as per the provisions hereof.

a.

Seller shall have obtained all governmental and regulatory authorizations for development of Seller’s Facilities and production and delivery of SAF as required by this Agreement including all necessary approvals to supply SAF to the applicable Delivery Point(s), an approved RFS Pathway, and a valid provisional or final LCFS Fuel Pathway Code, and shall have provided written notice of the same to Buyer.

b.	The Completion Date has occurred, and Seller’s Facilities are completed and producing SAF.

2.6

Seller shall use commercially reasonable efforts to cause the Completion Date to occur no later than January 1, 2026 (as may be extended, the “Target Completion Date”). The Target Completion Date shall be subject to an extension on a day-for-day basis for each day that the achievement of the Completion Date is delayed by a Force Majeure Event or by acts or omissions of Buyer; provided, that the Target Completion Date shall not be extended by reason of a Force Majeure Event by more than 365 days. Prior to the Completion Date, Seller shall promptly provide a copy to Buyer of any written notice of any material violation of any Applicable Law(s) relating to any Seller’s Facility or its design, construction, operations, or commissioning received by Seller during such time period. Seller shall provide Buyer with notice of the Completion Date at least sixty (60) days prior to the Completion Date. As set forth in Section 2.2, the Start-Up Period shall run from the Completion Date through the Commencement Date.

2.7

The “Target Commencement Date” shall be the date twelve (12) months after the Completion Date. From and after the satisfaction or waiver of all of the Conditions Precedent, Seller shall use commercially reasonable efforts to cause the Commencement Date to occur no later than the Target Commencement Date. Prior to the Commencement Date, Seller shall promptly provide a copy to Buyer of any written notice of any material violation of any Applicable Law(s) relating to any Seller’s Facility or its design, construction, operations, or commissioning received by Seller during such time period.

2.8

Notwithstanding any contrary provision hereof, if the Conditions Precedent have not been satisfied (or waived) by the Target Commencement Date, Buyer shall have the right to cancel this Agreement (without any liability of Buyer or Seller arising therefrom) on not less than thirty (30) days’ prior written notice to Seller.

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2.9

Seller shall keep Buyer reasonably informed as to the status of Seller’s development and construction of Seller’s Facilities, including providing regular updates (not less frequently than quarterly) commencing no later than two years prior to the expected Commencement Date. Seller shall provide Buyer with notice of the Commencement Date at least sixty (60) days prior to the Commencement Date.

2.10

Notwithstanding anything to the contrary in this Article 2, if Financial Closing with respect to all Financing necessary for Seller to proceed with the construction of Seller’s Facilities has not occurred on or prior to December 31, 2023, then either Party may cancel this Agreement (without any liability of Buyer or Seller arising therefrom) on not less than thirty (30) days’ prior written notice to the other Party.

Article 3 – Key Terms

3.1

During the Term, Buyer agrees to purchase and receive, or cause to be received, and Seller agrees to sell and deliver, no less than the Minimum Annual Contract Quantity at the Delivery Point at the price set forth herein.

3.2

Seller and Buyer agree that all obligations of Buyer under this Agreement to purchase and take delivery of the Minimum Annual Contract Quantity shall be on a “take or pay” basis, such that Buyer shall pay for and receive, or cause to be received by a third party, or pay for even if not taken, all SAF delivered (or tendered for delivery, in the case of SAF not taken) by Seller to Buyer at the Delivery Point under this Agreement up to the Minimum Annual Contract Quantity, on condition that, in tendering such SAF, Seller has complied in all material respects with its obligations hereunder and subject to the conditions herein, including without limitation with all specifications stipulated for the SAF, its blending and blended output.

3.3

SAF Specifications. The physical specification for blended SAF delivered by Seller to Buyer pursuant to this Agreement is fuel compliant with ASTM Standard Specification D1655. The physical specification for unblended SAF purchased by the Buyer pursuant to this Agreement is D7566 Annex 5, “Standard Specification for Aviation Turbine Fuel Containing Synthesized Hydrocarbons” as in effect on the Effective Date.

Article 4 – Pricing; Contingency Account

4.1	Pricing shall be as set forth in this Article 4. [*****].

4.2	The price for SAF sold to Buyer hereunder will be [*****].

4.3	Delivery and Blending Costs shall be payable as set forth in Article 6.

4.4

In lieu of providing credit support hereunder, the Parties have agreed that Buyer will pre-fund an account for [*****] days of SAF deliveries hereunder. Accordingly, prior to the Completion Date Seller shall establish an account (the “Contingency Account”) which shall be available to pay any amounts due and owing by Buyer hereunder in the event that Buyer fails to make payment when due on any undisputed invoice issued hereunder. Within ten (10) days of Buyer receiving from Seller the notice of Commencement Date in accordance with Section 2.9 and a report by a mutually agreed independent engineer that the Seller’s Facilities are complete and [*****] away from the Commencement Date, Buyer shall pay to the Contingency Account by wire transfer of immediately available funds an amount equal to the price that would be due and payable for [*****] U.S. Gallons of SAF if such SAF were delivered on the Completion Date (i.e., using the pricing formula in Section 4.2 above). If at any time the balance in the Contingency Account is more than ten percent (10%) greater than what would be required to fund the Contingency Account for the next [*****] days (based upon the pricing then in effect under Section 4.2 for [*****] U.S. Gallons of SAF), Seller shall apply a credit in the amount of such excess on the next invoice issued hereunder. If at any time the balance in the Contingency Account is more than ten percent (10%) less than what would be required to fund the Contingency Account for the next [*****] days (based upon the pricing then in effect under Section 4.2 for [*****] U.S. Gallons of SAF), Seller shall invoice Buyer for such deficiency and Buyer shall promptly (but in no event later than five (5) Business Days after receipt of Seller’s invoice) fund to the Contingency Account by wire transfer of immediately available funds an amount equal to such deficiency. Seller agrees to apply all deposits in the Contingency Account solely towards payments due by Buyer hereunder; provided that notwithstanding anything to the contrary herein, Seller shall have the right to pledge, hypothecate, or assign the Contingency Account and any cash or assets on deposit in, or credited to, such account, free from any claim or right of any nature whatsoever of Buyer. For sake of clarity, in the event that Seller draws on the Contingency Account in order to pay an invoice due and owing by Buyer hereunder, such payment shall not constitute a cure of any Event of Default under Section 11.1 of the General Terms and Conditions unless and until Buyer shall have remedied any deficiency in the Contingency Account resulting therefrom. After the end of the Term and the resolution of all outstanding amounts due and owing hereunder, Seller shall transfer the balance in the Contingency Account to Buyer.

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Article 5 – Allocation of Emissions Credit Revenues

5.1	[*****].

5.2

Within thirty (30) days following the end of a calendar quarter during the Term, [*****]. [*****]. Any amounts due and owing from Seller to Buyer shall be reflected as a credit on the next invoice issuable to Buyer, provided that if such an amount becomes due and owing after the final settlement of all amounts payable by Buyer hereunder, Seller shall pay the cash equivalent of such amounts to Buyer.

5.3

If any applicable law is enacted, implemented, modified, amended or revoked so that the implementation of the Agreement becomes impossible, impracticable or materially inconsistent with the terms or requirements of this Agreement and/or the General Terms and Conditions, including any changes to government programs associated with the Emissions Credits or the availability of User-Specific Credits under CORSIA, the parties shall work in good faith to amend the Agreement to conform to the changed requirements or circumstances in order to maintain the original intent of the Parties hereunder and the economic conditions set forth herein.

Article 6 − Delivery and Seller’s Responsibilities

6.1

Unless otherwise expressly agreed in writing by the Parties, all deliveries of unblended SAF shall be to one or more off-airport storage facilities servicing the following airports (“Off-Airport Storage Facilities”) as specified by the Buyer:

a.	[*****];

b.	[*****];

c.	[*****]; and

d.	[*****].

6.2	Seller shall provide written notice to Buyer identifying the Off-Airport Storage Facilities where Seller will deliver SAF; [*****]. Delivery of SAF shall occur [*****] (the “Delivery Point”).

6.3

Seller shall, on Buyer’s behalf, and in accordance with this Agreement, Applicable Laws and applicable industry standards, provide, or cause to be provided, (i) transportation of all quantities of unblended SAF to be delivered hereunder from the Seller’s Facilities to the applicable Off-Airport Storage Facility associated with the specified Delivery Point and (ii) blending of the SAF with conventional Jet A Fuel at the Off-Airport Storage Facility. The Seller shall at all times retain risk and title of the SAF until delivery at the Delivery Point. All costs incurred from Seller’s Facilities to the Delivery Point (the “Delivery and Blending Costs”) shall be for the account of Seller.

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6.4

Seller shall further be responsible for securing all permissions and authorizations needed for the blending of the SAF with conventional Jet A Fuel and for the conduct and output of such blending according to the standards and specifications agreed herein. Without prejudice to the generality of the foregoing and without the scope of the foregoing being deemed reduced, Seller shall also be responsible for securing recertification / approval of the blended output, including product gains recertification, after blending.

6.5	If Buyer nominates a third party or Affiliate as the recipient of SAF purchased by Buyer, then Seller’s obligations hereunder shall also apply for such SAF delivery.

Article 7 − Minimum Annual Contract Quantity

The “Minimum Annual Contract Quantity” shall be, (a) during the Start-Up Period, a volume of SAF that Seller is able to produce and deliver from Seller’s Facilities on an As Available Basis to the applicable Off-Airport Storage Facility for blending with Jet A Fuel, with such volume not to exceed thirty (30) Million U.S. Gallons of SAF per year on a ratable basis and (b) during the Delivery Term, thirty (30) Million U.S. Gallons of SAF per year. For sake of clarity, while the Parties recognize that SAF delivered hereunder will be a blended mix of Jet A Fuel and unblended SAF, for all volumes of blended SAF delivered hereunder by Seller, Seller shall have delivered to the applicable Off-Airport Storage Facility for blending with Jet A Fuel an equivalent volume (at 15 degrees Celsius) of unblended SAF. If Seller makes available to Buyer SAF in excess of the Minimum Annual Contract Quantity, Buyer shall have the right to purchase such SAF on the same terms and conditions as set forth herein other than with respect to price, which will be subject to written agreement of the Parties. For sake of clarity, Buyer shall have no obligation pursuant to this Agreement to purchase any SAF in excess of the Minimum Annual Contract Quantity, and Seller shall have no obligation to provide such SAF. All sales of SAF by Seller in excess of the Minimum Annual Contract Quantity shall be on an As Available Basis, and Seller shall have no obligation to offer any SAF to Buyer in excess of the Minimum Annual Contract Quantity even if Seller has such SAF available. If, for any reason, Seller’s Facilities are incapable of producing sufficient SAF to deliver the Minimum Annual Contract Quantity of SAF, then Seller shall allocate the SAF produced from Seller’s Facilities ratably among all of Seller’s customers without discrimination; provided that Seller shall have no obligation to allocate to Buyer production from the facilities currently under development by Seller known as Net-Zero 1 and Net-Zero 2. Seller shall use commercially reasonable efforts to develop sufficient capacity at Seller’s Facilities to ensure delivery of the Minimum Annual Contract Quantity.

Article 8 − Invoicing and Payment Terms

Unless otherwise agreed in writing by the Parties, the following shall apply:

8.1

Seller shall issue a monthly invoice based on shipments of SAF delivered to Buyer under this Agreement, which shall contain the following information: (a) the volume of SAF purchased in the applicable shipment; (b) the price per U.S. Gallon of SAF; (c) a description of applicable taxes, fees or other charges; (d) total amount due on the invoice; (e) the date of the shipment; (f) the Delivery Note reference; (g) a copy of the Proof of Sustainability document for the applicable SAF manufactured by any Seller’s Facility and subsequently purchased by Buyer; (h) the delivery ticket document to evidence supply of the SAF to the Delivery Point and (i) any other information Buyer may reasonably request in advance in particular to support Buyer’s claim of ownership of its Scope 1 emissions reduction associated with its purchase of SAF. A Delivery Note must accompany each invoice. A sample invoice (including attachments) and Proof of Sustainability document is set forth in Annex II.

8.2	Invoices shall be sent via email to: [*****]

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8.3

Invoices for SAF delivered or deemed delivered to companies for which Buyer is acting as an Agent only shall be sent directly to the agreed company without any involvement of Buyer, unless otherwise directed by Buyer in advance in writing.

8.4	Invoices shall be issued and payment shall be effected in United States Dollars (“USD”).

8.5	The payment terms shall be as follows:

a.

Payment by Buyer on each invoice shall be net at the latest of ten (10) days from the date of receipt by the Buyer of an accurate invoice complying with the requirements of Sections 8.1 and 8.2 above. Payment shall be made by wire transfer of immediately available funds in United States Dollars. Details about the Seller’s banking information are set forth in Section 8.6 below.

b.

Absent manifest error, Buyer shall pay all disputed and undisputed amounts due under each invoice without netting or offsetting. In the case of manifest error, the correct amount shall be paid disregarding such error, and necessary correction and consequent adjustment shall be made within five (5) Business Days after agreement of the correct amount.

c.

If a Party invoiced and received payment of a sum subsequently determined not to have been payable under this Agreement, such Party shall pay interest to the other Party on such amount on and from the date when such sum was originally paid and including the date of its repayment at a rate (the “Interest Rate”) equal to [*****]. Any amount not paid by a Party when due shall bear interest from and including the date payment was originally due to and including the actual date of payment at the Interest Rate. [*****].

8.6	Payments shall be transferred to the Seller’s bank account as provided for in the applicable invoice.

Article 9 − Insurance

9.1

Until all obligations under this Agreement are satisfied, and without limiting Seller’s indemnification obligations under the Agreement, Seller shall procure and maintain the following insurance policies from insurers with an AM Best rating of B+ VI or a comparable rating:

a.	Workers’ Compensation covering obligations imposed by federal and state statutes with jurisdiction over Seller’s employees and Employer's Liability insurance of at least [*****].

b.

Commercial General Liability insurance with a minimum limit of [*****] per claim for bodily injury or death and broad form property damage. The policy shall cover bodily injury, property damage, personal injury, products and completed operations, and broad form contractual liability coverage including, but not limited to, the commercially insurable liability assumed under Seller’s indemnification obligations set forth in the Agreement.

c.

Business Automobile Liability insurance with a limit for bodily injury and property damage of a minimum limit of [*****] each occurrence with respect to any and all vehicles of Seller’s, whether owned, hired, leased, borrowed, or non-owned, assigned to or used in connection with Seller’s performance of the Agreement; and

d.

Environmental Impairment Liability insurance with a limit and annual aggregate of [*****], which shall include coverage for all actions, omissions, or active or passive negligence, for bodily injury, property damage, defense costs and environmental remediation costs with respect to releases of hazardous substances at any Seller’s Facility, including SAF prior to delivery.

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9.2

Additional Insureds. Except for Workers’ Compensation, all the policies required in this Article 9 shall name Buyer and its Affiliates as an additional insured whether in its/their capacity as Buyer or as a reseller of the SAF.

9.3

Primary. The policies shall stipulate that the insurance required by this Article 9 shall be primary insurance and that any insurance or self-insurance carried by Buyer shall not be contributory insurance.

9.4

Recovery Rights. Seller shall waive, and require its insurers to waive, any and all recovery rights to which any insurer of Seller may have against the Buyer by virtue of the payment of any loss under any insurance.

9.5

Maintenance of Insurance Policies Following Termination or Expiration. To the extent that the insurance policies required under this Article 9 are not occurrence-based policies, except for Workers’ Compensation, Seller shall maintain claims made policies for at least three (3) years following termination of the Agreement.

9.6

Severability of Interest. All policies required under this Article 9 except for Workers’ Compensation, shall contain a severability of interest provision, and shall not contain any commutation clause or any other provision that limits third party actions over claims.

9.7

Evidence of Insurance. Upon Buyer’s request, Seller shall provide documentary evidence in a form and content acceptable to Buyer, confirming to its satisfaction that the required insurance policies have been obtained and will remain in effect as required by this Article 9.

9.8	Notice of Material Changes. Seller shall provide Buyer with at least thirty (30) days’ written notice prior to any material changes in or cancellation of any insurance policies.

Article 10 − Governing Law

The validity, construction and performance of this Agreement shall be governed by New York law without giving effect to any choice-of-law provision or rule (whether of the state of New York or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

Article 11 − Disputes

The Parties shall attempt to resolve any disputes under this Agreement through negotiation prior to resorting to other dispute resolution mechanisms. If the Parties are unable to do so after using reasonable good faith efforts, the federal or state courts situated in New York County, New York, United States of America, have exclusive jurisdiction over the resolution of all disputes that arise under this Agreement, and each Party irrevocably submits to the personal jurisdiction of such courts. The United Nations Convention on Contracts for the International Sale of Goods shall not be applicable to the parties’ rights or obligations under this Agreement.

Article 12 − Financing Cooperation

Without diminishing Seller’s obligations and Buyer’s rights hereunder, Buyer acknowledges that Seller may elect to finance all or part of its costs of the transactions contemplated by this Agreement, including the costs of the construction of Seller’s Facilities. Buyer shall use commercially reasonable efforts to provide all cooperation reasonably necessary in connection with any financing efforts that Seller may undertake in connection with financing Seller’s Facilities, as may be reasonably requested by Seller; provided that such efforts shall not (i) relieve Seller of any of its obligations under this Agreement; (ii) decrease the economic benefits, or increase the costs, of the transactions contemplated by this Agreement to Buyer; or (iii) create increased economic or legal risk to Buyer in connection with the transactions contemplated by this Agreement. In furtherance of the foregoing, Buyer agrees to negotiate in good faith and in a commercially reasonable manner a customary collateral assignment for security purposes of this Agreement for the benefit of such Person(s) providing such financing, as may be reasonably necessary and appropriate for such financing, provided that none of the terms of such consent shall (i) relieve Seller of any of its obligations under this Agreement; (ii) decrease the economic benefits, or increase the costs, of the transactions contemplated by this Agreement to Buyer; or (iii) create increased economic or legal risk to Buyer in connection with the transactions contemplated by this Agreement.

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Article 13 − Assignment

13.1

Neither Party may assign its obligations under this Agreement, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Buyer or Seller may, however, assign its obligations to any of its Affiliates without the prior written consent of the other Party, provided that in such event, but subject to Section 13.2 below, assigning Party shall be jointly and severally liable for the performance by such Affiliate of the Agreement.

13.2	Notwithstanding the foregoing, Seller may, without the prior written consent of Buyer:

a)	Assign this Agreement in part to any Person acquiring all or substantially all of the assets comprising any Seller’s Facility;

b)	Collaterally assign this Agreement to any Person providing financing or other security in connection with any Seller’s Facility;

c)	Assign this Agreement in connection with a lender’s exercise of remedies under an applicable credit agreement related to the financing of any Seller’s Facility; or

d)	Assign this Agreement to any affiliated special purpose vehicle in connection with a financing related to production of SAF in connection with this Agreement.

The Seller shall advise the Buyer of any such assignments in this clause no later than 10 days after any assignments and in the case of an assignment contemplated in Sections 13.2(a) or 13.2(d), the assigning Party shall ensure that the assignee (x) complies with Clause 2 of Annex I and (y) is a fit and proper Party that is demonstrably capable (including by contracting for same with a capable third party) of meeting its performance obligations under this Agreement and operating the applicable Seller’s Facility(ies) and coordinating downstream logistics and blending using Good Industry Practice (meaning the exercise of skill, diligence, prudence and foresight that would reasonably or ordinarily be expected from a skilled and experienced operator in the fuel refining and transportation industry engaged in the same or similar type of undertaking). With respect to any assignment pursuant to Sections 13.2(a) or 13.2(d), the assigning Party shall be released from all obligations and liabilities under this Agreement.

Article 14 − Public Announcements

Seller and Buyer agree to publicly disclose, via a mutually agreed upon press release, aspects of the commercial plan for Buyer to serve as a purchaser of SAF from Seller’s Facility at such time as Seller and Buyer shall mutually agree at their respective unfettered discretions, save that, as a condition precedent for such disclosure/publication, each Party shall coordinate with and shall receive the written consent of the other Party with respect to such disclosure/publication, and shall so provide advance copies to the other Party for review of the text of any proposed announcement/publication prior to the dissemination thereof to the public or to any person other than employees, consultants, representatives, Agents, advisors, contractors or subcontractors of any tier, who agree to keep such information confidential.

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Notwithstanding the foregoing, either Party shall be permitted to make any and all required disclosures of the Agreement and the transactions contemplated thereunder in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) or any other regulatory body or securities exchange, including, but not limited to, filing the Agreement with the SEC in connection with a Form 8-K, 10-Q or 10-K, albeit to the extent that may be so required, subject to the right of the other Party and its counsel to review copies of any such proposed filing or filings in advance thereof and comment thereon, and the obligation of the disclosing Party to consider in good faith any comments reasonably requested by the non-disclosing Party or its counsel in such filing or filings or with respect to the redaction of trade secrets or competitively sensitive information contained therein.

Article 15 − Counterparts

This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall constitute a duplicate original and all counterparts together shall constitute one and the same instrument. Buyer shall only be bound by this Agreement upon its execution and return of such executed counterpart to the Seller. The Parties acknowledge and agree that any document or signature delivered by facsimile, PDF or other electronic transmission shall be deemed to be an original executed document for the purposes hereof and such execution and delivery shall be considered valid, binding and effective for all purposes.

[Remainder of Page Intentionally Left Blank]

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In witness whereof the Parties hereto have executed this Agreement in twofold.

GEVO, INC.,	BRITISH AIRWAYS PLC
as “Seller”	as “Buyer”

/s/ Timothy J. Cesarek	/s/ Sean Doyle
Name: Timothy J. Cesarek	Name: Sean Doyle
Title: Chief Commercial Officer	Title: Chief Executive Officer

BRITISH AIRWAYS PLC
as “Buyer”

/s/ James Davies
Name: James Davies
Title: Program Director for Sustainable Flight

Signature Page – Fuel Sales Agreement

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ANNEX I

GENERAL TERMS AND CONDITIONS FOR
FUEL SALES AGREEMENT

to the Fuel Sales Agreement Between Buyer and Seller
dated March 18, 2022

1.	DEFINITIONS

The following terms, when capitalized, shall have the meaning defined hereinafter, unless the context otherwise requires:

Affiliate: means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of, or to exert a dominant influence over, a Person, whether through the ownership of voting securities or otherwise.

Agent: One that acts or has the power or authority to act for or represent another.

Agreement: Any agreement for aviation fuel supply into which these General Terms and Conditions have been incorporated.

Applicable Law: in relation to matters covered by this Agreement, all applicable laws, statutes, rules, regulations, ordinances, codes, standards and rules of common law, and judgments, decisions, interpretations, orders, directives, injunctions, writs, decrees, stipulations, or awards of any applicable Governmental Authority or duly authorized official, court or arbitrator thereof, in each case now existing or which may be enacted or issued after the date of this Agreement.

As Available Basis: means that Seller, in its reasonable discretion, has SAF available from the Seller’s Facilities for supply to the Off-Airport Storage Facilities for blending and delivery to Buyer as SAF.

Blenders Tax Credit: any federal tax credit applicable to the blending of unblended SAF with Jet A Fuel.

Business Day: every day other than a Saturday or Sunday or any other day on which banks in the State of New York and London are permitted or required to remain closed.

Buyer Indemnitees: Buyer and its Affiliates, together with all of their respective officers, directors, employees, advisors, servants, Agents, subcontractors and representatives.

Buyer’s Aircraft: the aircraft owned, leased, operated by or on behalf of Buyer.

CI Score: the carbon intensity score, measured in units of gCO2eq/MJ, as determined pursuant to the LCFS Credit Price Calculator related by the California Air Resources Board for which the fossil baseline emissions for kerosene are currently set at 89.5 gCO2/MJ.

Claim: means any claim, action, dispute, proceeding, demand, or right of action, whether in law or in equity, of every kind and character.

Conditions Precedent: shall have the meaning set forth in Section 2.5.

Confidential Information: shall have the meaning set forth in Section 14.1.

Fuel Sales Agreement	Annex I | Page 1

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Contaminated SAF: SAF that is cross-contaminated by other products, including but not limited to other fuel grades or additives, that could put the fuel off-specification, contains unacceptable levels of particulates or water — fails the visual clear and bright check or exceeds the cleanliness limits set out in IATA Guidance Material for Aviation Turbine Fuel Specifications, Part III, Cleanliness and Handling, or contains unacceptable levels of microbiological growth.

Contingency Account: shall have the meaning set forth in Section 4.4.

CORSIA: the Carbon Offsetting and Reduction Scheme for International Aviation currently under development by the International Civil Aviation Organization.

Defaulting Party: shall have the meaning set forth in Section 11.1.

Delivery Note: A document, produced in writing or by electronic means, accurately and clearly stating the date of receipt, time, product description, meter readings and quantity delivered in U.S. Gallons, in accordance with Seller’s normal practices, or any additional information the Parties may agree upon.

Delivery Term: shall have the meaning set forth in Section 2.3.

Emissions Credits: any current or future recognition, award, or allocation of offsets, credits, allowances, or other tangible rights issued under or benefits resulting from a state, regional, federal, or international program or private contract, created or generated by or from the production or blending of renewable fuels, including without limitation, any Renewable Identification Numbers as defined in the Renewable Fuel Standard Program under the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007 and implementing regulations, any credits pursuant to the Low Carbon Fuel Standard Program pursuant to the California Assembly Bill AB 32, but expressly excluding any Blenders Tax Credit.

Event of Default: shall have the meaning set forth in Section 11.1.

Financial Closing: the date upon which all conditions precedent have been satisfied under the initial Financing for the construction of Seller’s Facilities with an aggregate nameplate capacity sufficient to meet Seller’s obligations hereunder and funds are available for drawdown by Seller thereunder.

Financing: each construction, interim, long-term debt or equity financing, refinancing, and/or credit support arrangement, granted by any lender, in relation to all or a portion of the development, construction, or operation of Seller’s Facilities.

Governmental Authority: means any federal, state, county, municipal, regional, native or tribal authority of the United States, any state thereof or the District of Columbia, or any country with jurisdiction over either Party, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory or administrative function of government.

ICAO Doc 9977: Manual on Civil Aviation Jet Fuel Supply.

Intellectual Property: means recognized protectable intellectual property of a Person, such as patents, copyrights, corporate names, trade names, trademarks, trade dress, service marks, applications for any of the foregoing, software, firmware, trade secrets, mask works, industrial design rights, rights of priority, know how, design flows, methodologies and any and all intangible protectable proprietary information that is legally recognized.

ISCC: means International Sustainability and Carbon Certification.

Jet A Fuel: Aviation jet fuel compliant with ASTM Standard Specification D 1655 for Aviation Turbine Fuels Jet A / Jet A-1 latest issue.

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Losses: all liabilities, losses, damages, fines, penalties, judgments, demands, and costs and expenses of any kind or nature, including reasonable attorneys’ and experts’ fees and expenses incurred in litigation or dispute resolution.

Non-Defaulting Party: shall have the meaning set forth in Section 11.1.

Off-Airport Storage Facility: shall have the meaning set forth in Section 6.1.

Off-Specification SAF: SAF which is found not to be in accordance with the relevant quality specification set forth in the Agreement.

Person: an individual, partnership, corporation, business trust, joint-stock company, trust, unincorporated association, joint venture, governmental entity, limited liability company or any other entity of whatever nature.

Renewable Energy Directive: means Directive 2009/28/EC of the European Parliament and of the Council of 23 April 2009 on the promotion of the use of energy from renewable sources, as may be modified or replaced in a manner consistent with the Proposal for a Directive of the European Parliament and of the Council on the promotion of the use of energy from renewable sources (recast) COM/2016/0767 final/2 - 2016/0382 (COD), repealing Directive 2009/28/EC of the European Parliament and of the Council of 23 April 2009 on the promotion of the use of energy from renewable sources.

RSB: the Roundtable on Sustainable Biomaterials.

SAF: (a) prior to blending at the applicable Off-Airport Storage Facility, alcohol to jet synthetic paraffinic kerosene compliant with ASTM Standard Specification D7566 Annex 5, “Standard Specification for Aviation Turbine Fuel Containing Synthesized Hydrocarbons” appropriate for blending with Jet A Fuel (as defined below) and (b) after blending at the applicable Off-Airport Storage Facility, aviation jet fuel compliant with ASTM Standard Specification D 1655 for Aviation Turbine Fuels Jet A / Jet A-1 latest issue.

Seller Indemnitees: Seller and its Affiliates, together with all of their respective officers, directors, employees, advisors, servants, Agents, subcontractors and representatives.

Start-Up Period: shall have the meaning set forth in Section 2.2.

Sustainability Certification: a certification demonstrating the compliance of Seller’s Facilities and its feedstocks with the sustainability criteria pursuant to the Renewable Energy Directive and RSB.

Target Commencement Date: shall have the meaning set forth in Section 2.7.

Target Completion Date: shall have the meaning set forth in Section 2.6.

Term: shall have the meaning set forth in Section 2.1.

Third Party: means any Person other than a Party or an Affiliate of a Party.

User-Specific Credits: any current or future recognition, award, or allocation of offsets, credits, allowances, or other tangible rights issued under or benefits resulting from a state, regional, federal, or international program or private contract, created or generated by or from the use of renewable fuels, including without limitation any credits arising under CORSIA, EU or UK ETS.

U.S. Gallon or USG: a United States liquid gallon of 231 cubic inches when corrected to 60 degrees Fahrenheit.

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Capitalized terms used by not defined in this Annex I shall have respective meanings given to them in the Agreement.

2.	REPRESENTATION & COMPLIANCE WITH APPLICABLE LAW.

Each Party represents and warrants to the other Party as of the Effective Date, and shall be deemed to represent and warrant as of the date of any purchase of SAF hereunder, that:

a)

it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing, has the power to execute and deliver this Agreement and any other related documentation that it is required by this Agreement to deliver and to perform its obligations under this Agreement, and has taken all necessary action to authorize such execution, delivery and performance;

b)

such execution, delivery and performance do not violate or conflict with any Applicable Law(s) in any material respect, any provision of its constitutional documents, order or judgment of any court or Governmental Authority or, in any material respect, any of its assets or any contractual restriction binding on or affecting it or any of its assets;

c)

its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law);

d)	it is not relying upon any representations of any other Party other than those expressly set forth in this Agreement;

e)	is not bound by any agreement that would preclude or hinder its execution, delivery, or performance of this Agreement; and

f)

neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of SAF hereunder who is entitled to any compensation with respect thereto.

3.	SPECIFICATIONS AND REQUIREMENTS

3.1

Seller warrants that the unblended SAF produced shall comply with ASTM Standard Specification D7566 Annex 5, “Standard Specification for Aviation Turbine Fuel Containing Synthesized Hydrocarbons” at the time of blending of the SAF at the Off-Airport Storage Facility. Seller further warrants that prior to the time of delivery Seller shall secure the applicable recertification or approval of the blended SAF output and that at the time of delivery at the Delivery Point such blended SAF output shall comply with ASTM Standard Specification D1655.

3.2	Any other supply specification requires approval by Buyer and a complete specification must be attached to the Agreement.

3.3

EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 3.1, THERE ARE NO GUARANTEES OR WARRANTIES HEREIN, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, FITNESS OR SUITABILITY OF THE FUEL FOR ANY PARTICULAR PURPOSE OR OTHERWISE.

3.4	Seller’s Intellectual Property Infringement Indemnity.

a)

If an action is brought or threatened against Buyer claiming that Buyer’s use, as permitted herein, of the SAF infringes any Intellectual Property rights arising or existing under Applicable Law, Seller shall defend, indemnify and hold harmless the Buyer Indemnitees from and against any and all Claims and Losses of Buyer and its Affiliates to the extent arising from such action or claim.

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b)

If Buyer’s permitted use of the SAF is materially impaired, Seller shall use commercially reasonable efforts, at its expense, to continue its supply obligations under this Agreement, including at its own election and expense (i) to substitute an equivalent non-infringing product for the allegedly infringing SAF, (ii) to modify the allegedly infringing SAF so that it no longer infringes but remains functionally equivalent or better or (iii) to obtain for Buyer the right to continue using such SAF; provided, however, that in all cases the SAF shall comply with the specifications set forth in Section 3.1 above. Seller shall, prior to proceeding with any of the foregoing actions, consult with Buyer as to the proposed action and consider in good faith any reasonable request of Buyer in respect thereof. Nothing herein constitutes a guarantee by Seller that such efforts will succeed in avoiding the infringement claim or that Seller will be able to replace the infringing SAF with a product of comparable functionality or effectiveness. If Seller reasonably believes that an injunction against use of the SAF may be granted against Buyer, either imminently or with the passage of time, Seller may at its expense, and upon reasonable prior written notice to Buyer, take any of the foregoing actions in order to minimize its liability.

c)

This Section 3.4 does not apply to, and Seller assumes no liability with respect to, Claims and Losses for patent infringement or copyright infringement or improper use of other proprietary rights (including any license or Intellectual Property, whether by way of copyright or otherwise) to the extent that such Claims or Losses relate, in whole or in part, to (i) Buyer’s modification or alteration of the SAF (except to the extent permitted by this Agreement), made without Seller’s written consent or contrary to Seller’s instructions, or (ii) the combination of the SAF with other products or materials after the Delivery Point, other than the combination of the SAF with other fuel meeting the ASTM Standard Specification D1655 while in storage at the on-airport storage facility.

d)

The foregoing provisions of this Section 3.4 state the entire liability and obligations of Seller and its Affiliates, and the exclusive remedy of the Buyer Indemnitees, with respect to any actual or alleged infringement of patents, copyrights, trademarks or other Intellectual Property by the SAF sold and delivered hereunder.

e)

Buyer shall promptly notify Seller in writing following receipt of written notice of any claims alleging infringement of patents or other proprietary rights (including Intellectual Property) in connection with Buyer’s permitted use of the SAF or Seller’s performance of its supply obligations under this Agreement, and shall provide Seller with all information in its possession relevant to such claim.

3.5

If an action is brought or threatened against Seller claiming that any condition or event described in Section 3.4(c) results in an infringement upon any Intellectual Property arising or existing under Applicable Law, Buyer shall defend, indemnify and hold harmless the Seller Indemnitees at Buyer’s expense from and against any and all Claims and Losses of Seller Indemnitees to the extent arising from such action or claim.

3.6	Seller shall:

a)	[*****];

b)	[*****];

c)	[*****]; and

d)	[*****].

e)	[*****].

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4.	QUALITY

4.1

Seller must ensure that SAF is not contaminated at the Delivery Point. For this purpose, and subject to the remaining provisions of the Agreement, Seller shall ensure that the policies, standards, procedures and any other practices recommended in ICAO Doc 9977 are implemented and complied with by the Seller, Seller’s Agents, suppliers, operators and any other parties engaged in the operation and/or the supply of SAF.

5.	DELIVERY & EMISSIONS CREDITS

5.1	Title to and risk of loss of the SAF shall pass to Buyer at the Delivery Point.

5.2

Seller’s measurement, independently verified by the Off-Airport Storage Facility, shall be accepted as prima facie evidence of the quantities of SAF delivered, but Buyer shall be entitled to check the accuracy of the instruments used by Seller upon reasonable notice during Seller’s normal operating hours in the presence of Seller’s representative. Determinations of quantities made in accordance with international industry practice shall be binding. For the avoidance of doubt, the blended SAF quantity delivered shall be equivalent in volume at 15 degrees Celsius as the quantity of unblended SAF purchased.

5.3

Any SAF delivered under the Agreement which is found to be Off-Specification SAF or Contaminated SAF may be rejected by Buyer, at Buyer’s sole discretion. Buyer shall not be required to pay Seller for any Off-Specification SAF or Contaminated SAF rejected by Buyer hereunder, or for any output rejected by Buyer that is not SAF in accordance with the specification set out in Clause 3.1.

5.4

Without prejudice to Seller’s other obligations and Buyer’s rights under this Agreement, Seller shall pro-actively take reasonable steps to keep informed, and will use its best endeavors to ensure that Buyer is notified as soon as practicable

a)

of any matter that could reasonably be expected to impact Seller’s ability to supply Buyer in accordance with the Agreement; Seller will provide Buyer with relevant information regarding the matter and any Seller planned actions to minimize any impact on Buyer, and in the case of any disruption to supply, provide daily updates or relevant information in writing until the supply disruption is resolved; and

b)	of any infrastructure works which Seller may be aware of and which potentially may impact available supply to the Buyer.

5.5

The Parties shall reasonably cooperate to establish a mutually agreeable monthly delivery schedule for SAF to be delivered hereunder, taking into account the capabilities of Seller’s Facilities and Seller’s obligations to its other customers, it being the expectation that such schedule shall provide for delivery of the Minimum Annual Contract Quantity substantially on a ratable basis, provided that Buyer may request a reasonable variation to the monthly amount with sixty (60) days’ advance written notice (but without limiting Buyer’s obligation to take and pay for the Minimum Annual Contract Quantity for the year in question).

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5.6

The Parties acknowledge that as of the date hereof there are various Emissions Credits and User-Specific Credits related schemes or programs currently under consideration (e.g., CORSIA and the Renewable Energy Directive) but which have not yet been finalized. On or before the Completion Date, Seller agrees to obtain, at Seller’s cost and expense, a Sustainability Certification with respect to Seller’s Facilities. In addition, by the later of: (i) the Completion Date, and (ii) the date CORSIA goes into effect, Seller shall cause the SAF to be certified as an eligible fuel for participation in CORSIA. If Seller has not caused the SAF to be certified as an eligible fuel for participation in CORSIA within the time frame set forth in the preceding sentence despite having employed commercially reasonable efforts, Seller shall have an additional six (6) month period to cure such failure. If Seller has not obtained such certification under CORSIA within such six (6) month cure period, Buyer shall have the right to terminate the Agreement on twenty (20) days’ written notice to Seller, without any further liability of either Party arising out of such termination. After obtaining the same, Seller shall maintain such Sustainability Certification and certification under CORSIA for the duration of the Delivery Term. If, for any reason, the SAF does not qualify as a CORSIA eligible fuel, the purchase price for the SAF shall be reduced by the portion of the economic value of the applicable credits that Buyer otherwise would have received under such programs pursuant to this Agreement. Notwithstanding the previous sentence, if the SAF subsequently becomes eligible for CORSIA, the reduction in purchase price for the SAF in connection with such initial ineligibility shall no longer apply. To the extent the subsequent eligibility entitles the SAF to earn any applicable credits retroactively, Seller may adjust such reduction in price retroactively by a corresponding amount.

5.7

If the Seller can provide waste or residue based SAF that (a) complies with the UK’s definition of a development fuel, (b) meets its associated sustainability requirements and (c) the UK User-Specific Credit value is greater than the CORSIA traded value, then the Buyer shall claim for the UK User-Specific Credit value and once received pass back to the Seller the value of such UK User-Specific Credit minus the higher of (i) the CORSIA value and (ii) $[*****] of unblended SAF.

5.8	[*****].

5.9

In the event of a change in Applicable Law that materially affects the availability of Emissions Credits or Blenders Tax Credits or the process for obtaining Emissions Credits or Blenders Tax Credits, then the Parties shall work in good faith to renegotiate the commercial or operational terms of this Agreement in order to preserve the economic value of this Agreement and the allocation of responsibilities set forth herein.

6.	INSPECTIONS, AUDITS AND SAMPLES

6.1

Buyer or its representative shall have the right to perform a (technical) survey, audit or inspection of Seller’s records on (a) the SAF quality and quality control and (b) the sustainability attributes of the SAF and (c) checks of the SAF production quantities produced at the Supplier’s Facility. The records set forth in this Section 6.1 shall be made available for inspection or survey, as the case may be, by Buyer at Seller’s Facility. A (technical) survey or inspection shall be made during normal working hours. Buyer shall give reasonable notice of its intention to perform a technical survey or inspection as provided in this Section 6.1, and shall use its best endeavors not to hinder, delay or disrupt Seller’s activities.

6.2

Buyer or its representative shall have the right to obtain samples of the SAF intended to be delivered to Buyer in accordance with the Agreement, to be taken by Seller or Seller’s representative with Buyer having the right to be present. Buyer shall give Seller reasonable advance notice of its intention to obtain samples.

7.	COMPLAINTS & CLAIMS

7.1	Complaints as to delays shall be notified to Seller at the time of delivery or as soon as practicable thereafter, followed by a written claim to be made within fifteen (15) days after delivery.

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7.2	Complaints as to defects in quality or any other matter shall be notified to Seller as soon as practicable, followed by a written claim to be made within thirty (30) days after delivery.

7.3

If the claim is not made within either the 15-days period or the 30-days period, respectively, it represents a waiver of the right to claim. In no event is a waiver of the right to claim made or implied by a signature or any other statement on the Delivery Note, irrespective of whether or not such Delivery Note contains conditions implying such waiver.

8.	DUTIES, TAXES AND CHARGES

8.1

Buyer shall pay any taxes, fees or other charges, imposed by any national, local or airport authority on the delivery, sale, inspection, storage and use of SAF, except for taxes on Seller’s income and taxes on raw material. To the extent allowed, Seller shall show these taxes, fees and other charges as separate items on the invoice for the account of Buyer.

8.2

Seller shall keep Buyer informed at all times about the taxes, duties and charges existing or to be charged to Buyer. Should Seller, however, in good faith provide inaccurate or incomplete information to Buyer, Buyer shall not be relieved of the obligation to pay. Buyer may, or at Buyer’s request, Seller shall, as an applicable nominal party, take all actions necessary to contest the validity, applicability or any other like challenge with respect to the amount or application of such taxes, duties and charges (including but not limited to withholding of any tax) and shall institute actions to recover past or anticipated payments thereof, provided, as to withholding of any tax, that Buyer gives Seller an indemnity which meets any reasonable requirement of Seller. Unless other arrangements are made, all actions taken in this respect shall be at Buyer’s sole expense. If Buyer is entitled to purchase any SAF sold pursuant to the Agreement free of any taxes, duties or charges, Buyer shall deliver to Seller a valid exemption certificate for such purchase.

9.	FORCE MAJEURE

9.1

In addition to any waivers (arising out of the same or other causes) provided by operation of law, no failure or omission by either Party to carry out or observe any of the provisions of the Agreement (except for Section 9.6 hereunder) shall give rise to any claim against that Party, or be deemed to be a breach of the Agreement, if the same shall arise out of a Force Majeure event. A Force Majeure event for the purposes of this Agreement means any cause not within the reasonable control of the Party claiming Force Majeure (whether or not foreseeable) and not occasioned by such Party’s fault or negligence that prevents or delays, in whole or in part, such Party’s performance of one or more of its obligations under this Agreement. Provided that they satisfy the foregoing requirements, Force Majeure events may include such causes as labor disputes, strikes, governmental intervention, or the Party’s response to the insistence of any governmental instrumentality or Person purporting to act therefore, terrorism, wars, civil commotion, hijacking, fire, flood, accident, storm or any act of God.

9.2

Notwithstanding the provisions of Section 9.1, neither Party shall be relieved by reason of Force Majeure of any obligation to make payment under the Agreement. Neither the ability of Buyer to obtain better economic terms for SAF from an alternative supplier, nor any cost increase resulting from a circumstance that in itself is not a Force Majeure event, however substantial, in Seller’s performance of the Agreement, as applicable, shall constitute Force Majeure. The default of a sub-supplier or subcontractor shall not constitute a Force Majeure event (except to the extent the sub-supplier or subcontractor is affected by a Force Majeure event).

9.3

The Party affected by the Force Majeure shall use all reasonable endeavors to remove such reasons or mitigate the effects thereof, and upon removal and remedying of such reason said Party shall promptly resume the performance of its obligations, provided, however, that, in removing such reasons or mitigating such efforts, a Party shall not be required to settle strikes or lockouts or government claims by acceding to any demands when, in the discretion of that Party, it would be inappropriate to do so.

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9.4	If deliveries are delayed, hindered or prevented due to Force Majeure on Seller’s part, Buyer shall be free to purchase replacement jet fuel from third parties during such period.

9.5	Buyer shall be released from the obligation to receive and/or pay for any SAF not provided or made available by Seller to Buyer due to a Force Majeure.

9.6	In the duration of any Force Majeure event affecting Seller, Seller shall be entitled to apportion the remaining capacity of SAF as it sees fit, albeit in an equitable and non-discriminatory manner.

9.7

If an event of Force Majeure affecting Seller occurs, and such event of Force Majeure wholly prevents Seller from making available any SAF hereunder to Buyer, Seller may, in its sole discretion, notify Buyer of Seller’s extension of the Term by a number of days equal to the period from the day such event of Force Majeure took effect until the end of such event of Force Majeure, on condition that such extension of the Agreement is also acceptable to the Buyer.

10.	LIABILITY AND INDEMNITY

10.1

Buyer shall indemnify, defend, hold and save harmless the Seller Indemnitees from and against any and all Claims and Losses of Third Parties for loss of or damage to any property whatsoever or for injury, including fatal injury, and death to any person whatsoever that arise out of or are connected with actions or omissions in the performance by Buyer of its obligations under this Agreement, or that arise out of or are connected with the handling, storage, sales, transportation, use, misuse, blending, processing or disposal by or on behalf of Buyer, Buyer’s customers, or their respective Affiliates or their contractors or carriers of any tier, of any SAF after such SAF has been delivered to the Delivery Point, except in each case to the extent caused by Seller’s breach of the Agreement, or the negligence or willful misconduct of Seller or any Seller Indemnitee.

10.2

Seller shall indemnify, defend and save harmless the Buyer Indemnitees from and against any and all Claims and Losses of Third Parties for loss of or damage to any property whatsoever or for injury, including fatal injury, and death to any person whatsoever that arise out of or are connected with actions or omissions in the performance by Seller of its obligations under this Agreement, or that arise out of or are connected with the handling, storage, sales, transportation, use, misuse, blending, processing or disposal by or on behalf of Seller or its Affiliates or their contractors or carriers of any tier, of any SAF prior to the time such SAF has been delivered to the Delivery Point, except in each case to the extent caused by Buyer’s breach of the Agreement, the negligence or willful misconduct of Buyer or any Buyer Indemnitee.

10.3

The liability of Seller for any loss, damage, claim or other expenditure arising from Seller failing to perform its obligations under the Agreement shall be limited to the prompt refund of the price of an affected delivery or (at Seller’s option), the replacement of affected SAF at no additional cost to Buyer. The preceding sentence and limitations shall not apply in relation to any indemnities owed by the Seller to the Buyer, including under preceding Section 10.2.

10.4

Notwithstanding anything to the contrary in these General Terms and Conditions or the Agreement, neither Party shall, under any circumstances, be liable to the other Party for consequential, incidental, special, punitive, or exemplary damages arising out of or related to the transactions contemplated under this Agreement, including, but not limited to, lost profits or loss of business, or business interruption damages, even if apprised of the likelihood of such damages occurring, and regardless of whether available in tort or agreement or by statute. These limitations shall apply even if it causes a remedy in this Agreement to have failed of its essential purpose. the limitations of this Section 10.4 shall not prevent the recovery through the indemnification provisions of this Article 10 of consequential, incidental, special, punitive, or exemplary damages suffered by and paid to a Third Party by an indemnified Party (excluding Third Party customers of an indemnified Party) as a result of actions included in the protection afforded by the indemnification provisions of Article 10.

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11.	DEFAULTS AND REMEDIES; TERMINATION

11.1

A Party shall be deemed to be in default hereunder if any of the following events occur (each of the following events to be referred to as an “Event of Default”, the Party in default to be referred to as the “Defaulting Party” and the Party not in default to be referred to as the “Non-Defaulting Party”):

a)	The failure to make, when due, any payment required pursuant to this Agreement if such failure is not remedied within thirty (30) days after written notice thereof;

b)

In case of a material breach (or a number of breaches that collectively constitute a material breach, including any continuous or persistent breaches) of the Agreement by the other Party, but only insofar as the other Party has not cured its breach of the Agreement within sixty (60) days of receiving written notice of the default from the first Party, provided that if such sixty (60) day period is not sufficient to enable the remedy or cure of such failure in performance, and such Party shall have upon receipt of the initial notice promptly commenced and diligently continues thereafter to remedy such failure, then such Party shall have a reasonable additional period of time not to exceed an additional sixty (60) day period;

c)

If the other Party becomes insolvent, makes a general assignment for the benefit of its creditors or commits an act of bankruptcy or if a petition for its reorganization or readjustment of its indebtedness is filed by or against it and, in the case of any such petition filed against it, such petition is not dismissed within ninety (90) days, or if a receiver, trustee or liquidation of all or substantially all of its property is appointed;

d)	Any representation or warranty made by such Party herein is false or misleading in any material respect when made or when deemed made or repeated; or

e)

For the benefit of Seller, if Buyer fails to satisfy the creditworthiness/collateral requirements of this Agreement and such failure continues for fifteen (15) Business Days after written notice thereof.

Notwithstanding the foregoing, a Party shall not be in default of its obligations hereunder to the extent such failure is, and to that extent only, (i) caused by or is otherwise attributable to a breach by the other Party of its obligations under this Agreement, or (ii) occurs as a result of a Force Majeure event declared by a Party in accordance with this Agreement.

11.2

If either Party reasonably believes that an event has occurred which, if not remedied within the applicable cure period explicitly set forth in Section 11.1 above, would result in an Event of Default by or affecting the other Party, the Non-Defaulting Party shall give the Defaulting Party a notice (a “Default Notice”), which shall specify and provide particulars of the alleged Event of Default. If such Event of Default continues uncured following the cure period specified above for such Event of Default, then the Non-Defaulting Party shall have such remedies as may be available to it at law or in equity subject, however, to the limitations on liability provided herein. For clarity, this shall non-exhaustively include the right to forthwith terminate the Agreement on written notice to the Defaulting Party. If no cure period is specified in Section 11.1 for the Event of Default evoked by a Party, then occurrence of such Event of Default shall entitle the non-Defaulting Party to terminate this Agreement forthwith.

11.3

Notwithstanding early termination, each Party shall fulfil all obligations accrued under the Agreement prior to the time the termination becomes effective and shall not be released from antecedent/accrued rights or liabilities.

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12.	SUBCONTRACTING

Seller may, without prior consent of Buyer, subcontract the performance of its obligations under the Agreement in whole or in part to a third party, provided that Seller acknowledges and agrees that it shall be responsible to Buyer for the acts and omissions of its subcontractors to the same extent as Seller is responsible to Buyer for the acts or omissions of its own employees.

13.	NON-WAIVER

No failure or delay of any Party (including their employees and Agents) to exercise any right or power under the Agreement or at law shall operate as a waiver thereof, except as expressly provided in the Agreement, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power under the Agreement, and no waiver of any Party of any provision or part of any provision of the Agreement shall be binding unless expressly confirmed in writing.

14.	NON-DISCLOSURE

14.1

“Confidential Information” means any information disclosed by either Party to the other Party, directly or indirectly, in writing, orally, or by inspection of tangible objects (including documents, prototypes, samples, plant, and equipment), which is designated as “Confidential,” “Proprietary,” or some similar designation, or that should reasonably be understood to be confidential from the context of disclosure or nature of the information. Confidential Information will not, however, include any information that the receiving Party can show by competent evidence: (a) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing Party; (b) becomes publicly known and made generally available after disclosure by the disclosing Party to the receiving Party through no action or inaction of the receiving Party; (c) is already in the possession of the receiving Party at the time of disclosure by the disclosing Party, as shown by the receiving Party’s files and records, except if so antecedently received by a Person in the context of the negotiation of this Agreement; (d) is obtained by the receiving Party from a third party without breach of the third party’s obligations of confidentiality; or (e) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information. For the avoidance of doubt, the Agreement, the information contained in the Agreement and the existence of the Agreement itself shall be considered Confidential Information. Each receiving Party shall keep the Confidential Information disclosed to it by the disclosing Party confidential, shall take all measures reasonably necessary to safeguard confidentiality (at any rate no less than those taken by a reasonable business for safeguarding its own highly sensitive commercial information), and shall not disclose such Confidential Information, in whole or in part, except to those of its directors, consultants, officers, and employees, Agents, consultants, advisors, affiliates and in the case of Seller, debt or equity finance parties providing or potentially providing financing to Seller or its Affiliates (i) who need to know such Confidential Information for the purpose of this Agreement or for potentially entering into this Agreement, (ii) who have been informed of the confidential nature of such information, and (iii) who are obligated to keep such information in confidence pursuant to terms of this Agreement.

14.2	In addition to the specific obligations otherwise set forth in this Agreement, the receiving Party shall:

a)

safeguard and hold in confidence all such Confidential Information using efforts commensurate with those it employs for the protection of corresponding sensitive information of its own, which in any event shall not be a lesser standard than the type of efforts that would be taken by a reasonable business for the protection of its own highly sensitive information and trade secrets; and

b)

not use such Confidential Information, directly or indirectly, for any purposes other than the performance of this Agreement and not use such Confidential Information for the receiving Party’s own benefit or for any purpose detrimental to the interests of the disclosing Party.

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14.3	However:

a)

Each Party is allowed to disclose Confidential Information to any governmental or supranational authority or to make any public disclosures to the extent disclosure is legally compulsory, provided, however, that, to the extent permitted by law, such Party shall inform the disclosing Party of such governmental request for information or regulatory obligation to disclose with advance written notice; and

b)

The Buyer is allowed to disclose information of any findings resulting from any audit, investigation or inspection conducted under this Agreement to members and directors of IATA, IFQP, JIG and other fuel quality organizations the Buyer may be a member of, where such findings relate to a safety of flight issue for the Buyer and/or other aircraft operators.

14.4	In the event of a contested disclosure, the burden of demonstrating that the information in issue was not confidential shall be borne by the Party having received the same.

14.5

Each Party undertakes that, should it commit any breach of its confidentiality obligations under this Agreement, it will take all reasonable measures to remedy the breach. Each Party agrees that money damages may not be a sufficient remedy for any breach of the confidentiality obligations in this Agreement, and each Party shall be entitled to seek injunctive or other equitable relief to remedy or forestall any such breach or threatened breach.

14.6

Nothing in this Agreement is intended to or shall be construed as granting to any Party any license or right under any patent, copyright, or other intellectual property right of the other Party, nor shall this Agreement impair the right of any Party to contest the scope, validity, or alleged infringement of any patent or copyright. This Agreement shall not grant any Party any rights in or to the Confidential Information of the other Party, except as expressly set forth in this Agreement.

15.	NOTICES

15.1	All notices and communications required to be given pursuant to this Agreement shall be:

a)	in writing;

b)

delivered by hand (against receipt), recorded courier or express service, or sent by electronic mail; provided that any communications delivered by electronic email shall be in a portable document format (PDF); and

c)	delivered, sent or transmitted to the address for the recipient’s communications as stated below; provided that:

i)	if the recipient gives the other Party notice of another address, communications shall thereafter be delivered accordingly; and

ii)	if the recipient has not stated otherwise when requesting an approval or consent, it may be sent to the address from which the request was issued.

15.2	Any such notice and communication shall be deemed to have been received by a Party as follows:

a)	if delivered by hand or delivered by courier or express service, at the time of delivery; or

b)

if sent by electronic mail properly addressed and dispatched, upon transmission, if during the recipient’s regular business hours, and otherwise, on the next Business Day, provided that in either case such notice shall not be effective unless a copy of such notice shall be sent by registered or certified mail, return receipt requested, postage prepaid.

Fuel Sales Agreement	Annex I | Page 12

Confidential

15.3	Notices shall be sent between the Parties to the respective addresses as follows (or to such other address as may be specified by Notice to the other Party):

Seller’s address:

Gevo, Inc.,
345 Inverness Drive South
Building C, Suite 310
Englewood, Colorado 80112
Attention: Tim Cesarek
Email: [*****]

With a copy to:

Gevo, Inc.,
345 Inverness Drive South
Building C, Suite 310
Englewood, Colorado 80112
Attention: General Counsel
Email: [*****]

Buyer’s address:

International Airlines Group

Waterside (HAB2),

PO Box 365, Harmondsworth, Middlesex,

UB7 0GB, United Kingdom

Attention: Jim Davies

email: [*****]

16.	ENTIRE AGREEMENT

The Agreement contains all agreements, arrangements and stipulations between the Parties in respect of the supply of SAF for the location(s) specified herein and supersede all prior agreements, arrangements and stipulations in respect of the same subject.

17.	SEVERABILITY

Any provision of the Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof (provided the substance of the agreement between the Parties is not thereby materially altered), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Laws, the Parties hereto hereby waive any provision of Applicable Law which renders any provision hereof prohibited or unenforceable in any respect.

18.	INDEPENDENT CONTRACTORS

The Parties are and remain independent companies and no partnership, joint venture, or relationship of employee/employer shall arise or is intended to be created by the Agreement between the Parties whether for the purpose of workers’ compensation, national insurance, income tax, social security or otherwise. Nothing in the Agreement shall be construed as to create an association of whatsoever legal form between the Parties. Neither Party shall have authority to contract on behalf of the other Party or otherwise engage the responsibility or liability of the other Party and shall make no representation to any Third Party to the contrary.

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Confidential

19.    MODIFICATIONS

Modifications or amendments to the Agreement are only valid when expressly agreed upon in writing.

20.    OFFICIAL VERSION

These General Terms and Conditions and the Agreement shall be executed in the English language and the English language will be the only official language. Translations in any other language may be made for convenience purposes, but those translations shall in no event limit, alter, interpret, define or amend the contents of the English version of the General Terms and Conditions or the Agreement.

Fuel Sales Agreement	Annex I | Page 14

Annex II

Sample Invoice and Proof of Sustainability

[Attached]

Fuel Sales Agreement	Annex II | Page 1

Confidential

[*****]

Fuel Sales Agreement	Annex II | Page 2

Confidential

Proof of Sustainability (PoS)

Batch ID Number:	(to be included by the certified operator, should be traced in their internal system)
Number of the Delivery Note	(invoice#, or Bill of loading etc)
Date of Shipment:	(date the material is dispatched)
Date of Issuance:	date that the PoS is issued

Supplier (name of certified operator who issue the PoS)

Name:	**Address:**

Supplier - site from which the product is forwarded (if different from the supplier above)

Name:	**Address:**

Customer

Name:	**Address:**
(is the recipient, receiving the certified product)	

Information if site is managed by a third party (In case of warehouses, distributors centers etc); May it is not applicable

Name:	**Address:**
If the site from which the product is forwarded is managed by an external third party	

Certification Information

RSB Certification Scheme:	**Valid RSB Certificate Number:**
RSB ICAO CORSIA	(as per the valid RSB certificate number)
Certification body:	**Chain of Custody Model:**
	Product segregation, identity preserved or mass balance

RSB Short claim:

Fuel Sales Agreement	Annex II | Page 3

Confidential

CORSIA eligible

General Information

Product Description:

[redacted]

Raw Material:

[redacted]

Country of Origin:

[redacted]

Quantity of Certified Product:

Only for wastes, residues and by-products (materials or products):

Raw material is eligible as waste, residue or by-product under the RSB ICAO CORSIA certification scheme (refer to Annex III - Positive List, in RSB-STD-12-001)	Yes	No

Greenhouse Gas Information

GHG Intensity:	g CO2e/kg				Default value	No	
GHG value contains transport emissions?	Yes	No	If no:	Transport	type	Distance	km
For final products:							
GHG Savings (g CO2 eq/MJ):		Fossil fuel comparator (g CO2eq/MJ)				[*****]	
GHG Savings (%)		Lower heating value (MJ/kg):

Fuel Sales Agreement	Annex II | Page 4